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                      April 28, 2022

       Richard Galanti
       Executive Vice President and Chief Financial Officer
       Costco Wholesale Corporation
       999 Lake Drive
       Issaquah, WA 98027

                                                        Re: Costco Wholesale
Corporation
                                                            Form 10-K for the
Fiscal Year Ended August 29, 2021
                                                            Filed October 6,
2021
                                                            File No. 000-20355

       Dear Mr. Galanti:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services